Exhibit 10.22
Execution Version
General Finance Corporation
GFN U.S. Australasia Holdings, Inc.
and
Bison Capital Australia, L.P.
Shareholders Agreement

TABLE OF CONTENTS

			Page no.
1	Definitions and interpretation		1
	1.1	Definitions	1
	1.2	Interpretation	4
	1.3	Business Day	5
	1.4	Inconsistency with Certificate	5

2	No Other Shareholder Agreements		5

3	Capital Stock		5

4	Acknowledgements by Shareholders		6

5	Shareholder Funding of the Company		6

6	Transfers of Securities		6
	6.1	Restrictions on Transfer	6
	6.2	Permitted Transfers	6
	6.3	Compliance with Securities Laws	6
	6.4	Registration of Transfers	7

7	Put and Call Options		7
	7.1	Put Option	7
	7.2	Call Options	7
	7.3	Purchase Price	8
	7.4	Closing	9
	7.5	Liquidity Default	9

8	Transactions Requiring Approval of Bison-GE		9

9	Board Observation Rights		12
	9.1	Observer Rights	12
	9.2	Travel Expenses	13

10	Reports to Shareholders		13
	10.1	Reports	13

11	Management of the Company		13
	11.1	The Board	13

12	Representations and Warranties		13
	12.1	Representations and Warranties	13
	12.2	Application of Representations and Warranties	14

13	Indemnification and Release by GFC		14
	13.1	Indemnification	14
	13.2	Enforceability	15

14	Termination		15

15	General		15
	15.1	Notices	15
	15.2	Governing law and jurisdiction	16
	15.3	Prohibition and enforceability	16
	15.4	Waivers	16
	15.5	Variation	16
	15.6	Amendment	16
	15.7	Cumulative rights	16
	15.8	Assignment	16
	15.9	Further assurances	17
	15.10	Entire agreement	17
	15.11	Counterparts	17
	15.12	Relationship of parties	17
	15.13	Investments in Competitive Businesses	17

	SCHEDULE 1 – CAPITAL STOCK		20

-i-

THIS SHAREHOLDERS AGREEMENT is made on September 13, 2007
PARTIES
General Finance Corporation
of
260 South Los Robles, Suite 217
Pasadena, California 91101
(“GFC”)
and
Bison Capital Australia, L.P.
of
10877 Wilshire Boulevard, Suite 1520
Los Angeles, CA 90024
(“Bison-GE”)
(each a “Shareholder” and collectively the “Shareholders”)
and
GFN U.S. AUSTRALASIA HOLDINGS, INC.
of
260 South Los Robles, Suite 217
Pasadena, California 91101
(the “Company”)
BACKGROUND
The Shareholders wish to regulate the operation of the Company on the terms set out in this Agreement.
AGREED TERMS
1	Definitions and interpretation

1.1	Definitions

In this Agreement, unless the context requires otherwise:

“Affiliate” means in relation to a party, any person directly or indirectly controlling, controlled by or under common control with that party. For the purposes of this definition, “control” of a party means the power, either directly or indirectly, either
(a)	to vote 50% or more of the securities having voting power for the election of directors of such party;

(b)	to direct or cause the direction of the management and policies, or investment decisions (by contract or otherwise) of such party; or

(c)	in the case of the Company, the officers and directors of the Company;

“Bison-GE Percentage” means, as of any date of determination, the ratio, expressed as a percentage, of the Bison-GE Sale Shares to the total outstanding Shares of the Company.

“Bison-GE Sale Shares” shall mean, at any date, all of the Securities of the Company held by Bison-GE at such date.

“Bison-GE Sale Shares Price” means that portion of the Bison-GE Completion Payment (as defined in the Share Sale Deed) that is not paid in cash or by the Interim Note. If in the context used, Bison-GE is selling less than all of the Shares received as part of the Bison-GE Completion Payment, the Bison-GE Sale Shares Price shall be proportionately reduced.

“Board” means the Board of Directors of the Company.

“Business Day” means a day on which banks are open for domestic business in Los Angeles excluding Saturdays, Sundays and public holidays.

“Commencement Date” means the date of this Agreement.

“Company EBITDA” means, in respect of the applicable period, the sum of: (i) earnings before interest, tax, depreciation and amortization, of the Company and its consolidated Subsidiaries, calculated in accordance with GAAP; plus (ii) any expenses that would be classified on the consolidated income statement of the Company as “extraordinary items” under GAAP.

“Company Group” means the Company and its Subsidiaries.

“Certificate of Incorporation” means the certificate of incorporation of the Company, as amended or restated from time to time.

“Common Stock” means the common stock, par value $.0001 per share, of the Company.

“DCGL” means the Delaware General Corporation Law.

“Covered Business” means the sale and lease of portable storage containers, portable container buildings and freight containers, as such Covered Business may from time to time change with the agreement of the Company and the Shareholders.

“Covered Territory” means that part of the world south of Guam, west of Hawaii and east of Viet Nam.

“Determination Period” means with respect to determination of the Put Purchase Price, the First Call Option Purchase Price or the Second Call Option Purchase Price, the 12-month period ending on the last day of the calendar month preceding the calendar month in which the Put Option Exercise Notice, the First Option Call Exercise Notice or the Second Call Option Exercise Notice was delivered.

“Director” means a director of the Company.

“GFC Related Party” means an Affiliate of GFC other than a member of the Company Group.

“GFC Trading Multiple” means, as of any date of determination, the quotient of (a (i) the product of (x) the average closing sale price of the common stock of GFC on the principal securities exchange on which the common stock is traded on each business day during the 20-day trading period ending one trading day prior to such date of determination, multiplied by (y) the number of fully diluted common shares of GFC outstanding during the fiscal quarter most recently ended (for purposes of this subclause (y), the number of fully diluted common shares of GFC shall be calculated on the same basis as GFC calculates, and calculated using the same information regarding common shares and common share equivalents and derivatives as GFC uses to calculate, fully diluted shares for purposes of reporting fully diluted earnings per share in GFC’s then most recent quarterly or annual periodic filing with the US Securities and Exchange Commission (provided, that if the number of fully diluted common shares of GFC has increased or decreased by more than 1% of the number of fully diluted shares outstanding since the date of the most recent periodic filing, the number of fully diluted shares for purposes of this subclause (y) shall correspondingly be increased or decreased)), plus (iii) the Net Debt of GFC, divided by (ii) the EBITDA of GFC (determined on consolidated basis) for the 12-month period ending on the last day of the month immediately preceding the date of determination.

“Governmental Agency” means any government or any governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity.

“Interim Note” means the note given by GFC to Bison-GE to pay a portion of the purchase price for the capital stock of RWA pursuant to the Share Sale Deed.

“Net Debt” of any entity means, as of any date of determination, short-term and long-term third party indebtedness (inclusive of any debt due to any Shareholder or Affiliate of any Shareholder) of such entity minus any cash or cash equivalents of such entity, calculated in accordance with GAAP.

“Permitted Expenses” means payments of up to $1,000,000 in any 12-month period made by the Company Group to GFC and/or a GFC Related Party for administrative, expenses, overhead charges, support charges and similar expenses; provided, that if at any time GFC or a GFC Related Party acquires or establishes another business or company, Permitted Expenses in any 12-month period shall be multiplied by the Reduction Percentage on a prospective basis. For purposes of the foregoing, the “Reduction Percentage” shall be that percentage obtained by dividing the revenues of the Covered Business by the total revenues of GFC (determined on a consolidated basis in accordance with GAAP); provided that Permitted Expenses shall never be less than US $500,000. Payments on debt owed to GFC and/or the GFC Related Parties, and dividends and distributions to Shareholders with respect to their Shares, are not expenses included in Permitted Expenses so long as (x) such debt or Shares are, in each case, issued with the approval of Bison-GE (to the extent such approval is required hereunder), and (y) such debt or Shares were not issued in consideration of the forgiveness, payment or deferral of administrative expense payments, reimbursements or distributions made by any member of the Company Group to GFC or any GFC Related Party.

“RWA” means RWA Holdings Pty, Limited.

“Securities” means shares of the Common Stock and other securities that are convertible into or exercisable for shares of the Common Stock.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” mean the outstanding shares of the Common Stock.

“Share Sale Deed” means the Share Sale Deed dated September 12, 2006 relating to shares in RWA, as from time to time amended, including the Deeds of Variation dated January 19, 2007, March 9, 2007 and March 30, 2007.

“Shareholder” means each person or entity that executes this Agreement as a Shareholder under this Agreement, for so long as that person or entity owns Shares. The initial Shareholders are Bison-GE and GFC.

“Subsidiaries” of any entity means any corporate, partnership, limited liability or similar entities that are directly or indirectly majority owned by such entity.

“Transfer” means sell, transfer, assign, gift, create a security interest or other encumbrance in, or otherwise dispose of, with or without consideration.

1.2	Interpretation

In this Agreement, headings and boldings are for convenience only and do not affect the interpretation of this Agreement and, unless the context otherwise requires:
(a)	words importing the singular include the plural and vice versa;

(b)	words importing a gender include any gender;

(c)	where a word or phrase is defined in this Agreement, other parts of speech and grammatical forms of that word or phrase have a corresponding meaning;

(d)	an expression importing a natural person includes any company, partnership, joint venture, association, corporation or other body corporate and any Governmental Agency;

(e)	a reference to any thing (including, but not limited to, any right) includes a part of that thing but nothing in this clause 1.2(e) implies that performance of part of an obligation constitutes performance of the obligation;

(f)	a reference to a clause, party, annexure, exhibit or schedule is a reference to a clause of, and a party, annexure, exhibit and schedule to, this Agreement and a reference to this Agreement includes any annexure, exhibit and schedule;

(g)	a reference to a statute, regulation, proclamation, ordinance or by-law includes all statutes, regulations, proclamations, ordinances or by-laws amending, consolidating or replacing it, whether passed by the same or another Governmental Agency with legal power to do so, and a reference to a statute includes all regulations, proclamations, ordinances and by-laws issued under that statute;

(h)	a reference to a document includes an amendment or supplement to, or replacement or novation of, that document;

(i)	a reference to a party to a document includes that party’s successors and permitted assigns;

(j)	a covenant or agreement on the part of 2 or more persons binds them jointly and severally;

(k)	a reference to an agreement includes an undertaking, deed, agreement or legally enforceable arrangement or understanding whether or not in writing;

(l)	a reference to an asset includes all property of any nature, including, but not limited to, a business, and all rights, revenues and benefits;

(m)	a reference to a document includes any agreement in writing, or any certificate, notice, instrument or other document of any kind;

(n)	a reference to a month is a reference to a calendar month;

(o)	a reference to a dollar amount shall, unless specified to the contrary, be in US dollars (US$);

(p)	all references to any accounting principle, financial statement calculation or similar reference shall be determined in accordance with United States generally accepted accounting principles, consistently applied (“GAAP”);

(q)	a reference to a body, other than a party to this Agreement (including, without limitation, an institution, association or authority), whether statutory or not:
(i)	which ceases to exist, or

(ii)	whose powers or functions are transferred to another body,
is a reference to the body which replaces it or which substantially succeeds to its powers or functions;

(r)	words and phrases defined in the Share Sale Deed shall (unless defined herein or the context otherwise requires) have the same meaning where used herein.
1.3	Business Day

Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the following Business Day.

1.4	Inconsistency with Certificate

If there is any inconsistency between this Agreement and the Certificate, this Agreement prevails. At the request of any party, the other parties must cause the Certificate to be amended to overcome any such inconsistency.

2	No Other Shareholder Agreements

Each of the parties, other than Bison-GE, confirms that all previous shareholders agreements in relation to the Company have been terminated and that as of the date hereof this Agreement is the only shareholders agreement that governs the relationship between the Shareholders.

3	Capital Stock
(a)	The parties acknowledge that as at the Commencement Date: (i) the authorized capital stock of the Company consists of 10,000 shares of Common Stock and 1,000 shares of preferred stock, (ii) there are 10,000 shares of Common Stock outstanding, of which 1,380 shares of Common Stock are owned of record by Bison-GE and 8,620 shares of Common Stock are owned of record by GFC; and (iii) no shares of preferred stock are outstanding.

(b)	Each Shareholder represents and warrants to the Company with respect to the Shares owned by such Shareholder that:

(i)	Such Shareholder acquired such Shares for its own account, for investment purposes only and not with a view to distribution in violation of the Securities Act;

(ii)	Such Shareholder is an “accredited investor” within the meaning of Regulation D under the Securities Act.

(iii)	Such Shareholder understands that the issuance of such Shares to such Shareholder was not registered under the Securities Act or under any state securities laws, and that the provisions of the Securities Act and Rule 144 thereunder may result in such Shareholder being required to hold the Shares for an indefinite period of time unless the Transfer of such Shares is registered under the Securities Act, and that the Company is not obligated to register any such Transfer.
4	Acknowledgements by Shareholders

The Shareholders unconditionally and irrevocably acknowledge and agree that:
(a)	the Board will be responsible for the management of the Company in its absolute discretion, including all decisions regarding capital, customers, revenues, purchases, sales, staffing and expenditures; and

(b)	no representations have been made to the Shareholders as to the future performance, conduct, continuation or profitability of the Company or the current or future value at any time of the Securities.
5	Shareholder Funding of the Company

No Shareholder will be required to contribute additional share capital, extend credit, provide any security or any guarantee or otherwise make any financial accommodation available in relation to the Company.

6	Transfers of Securities

6.1	Restrictions on Transfer

Each Shareholder agrees not to Transfer any Securities or interest therein except as permitted by this Agreement.

6.2	Permitted Transfers

A Shareholder may Transfer any of its Securities if the proposed Transfer: (a) is of the entire legal and beneficial interest in those Securities; (b) and the proposed transferee is first approved in writing by the other Shareholders; and (c) the Transfer is in compliance applicable securities laws.

6.3	Compliance with Securities Laws

Each Shareholder agrees not to Transfer any of such Shareholder’s Shares except pursuant to an effective registration statement under the Securities Act or an exemption from registration. As a further condition to any such Transfer, except in the event that such Transfer is made pursuant to an effective registration statement under the Securities Act, if in the reasonable opinion of counsel to the Company any Transfer of such Shares by the contemplated transferee thereof would not be exempt from the registration and prospectus delivery requirements of the Securities Act, the Company may require the contemplated transferee to furnish it with an investment letter setting forth such information and agreements as may be reasonably requested by the Company to ensure compliance by such transferee with the Securities Act.

6.4	Registration of Transfers
(a)	The Company must refuse to register the Transfer of any Security unless (i) if the transferee is not a Shareholder under this Agreement unless the transferee has entered into an agreement in form and substance satisfactory to the Company agreeing to be bound by the obligations of a Shareholder under this Agreement, and (ii) the Transfer is permitted by this Agreement.

(b)	Subject to clause 6.4(c), the Company must not decline to register the Transfer of any Security which otherwise qualifies under clause 6.4(a).

(c)	The Company may require the transferor or the person named as transferee in any transfer lodged for registration to provide the Company with such information and evidence as the Company considers necessary or relevant to determine whether a particular Transfer of Securities is permitted under this Agreement. If that information or evidence is not provided to the satisfaction of the Company within 20 Business Days after that request, the Company may refuse to register the Transfer in question.
7	Put and Call Options

7.1	Put Option
(a)	Bison-GE Put Option. In accordance with the terms and conditions set forth herein, at any time following the second anniversary of the Second Completion Date (as defined in the Share Sale Deed), Bison-GE shall have the right and option (the “Put Option”) to elect to cause the Company and GFC (the obligations of which shall be joint and several hereunder) to purchase from Bison-GE (and from any permitted transferee thereof), and upon such election Bison-GE (and any such permitted transferee) shall sell and transfer to GFC and the Company, all and not less than all the Bison-GE Sale Shares.

(b)	Manner of Exercise. Subject to the terms and conditions of this Section 7, the Put Option may be exercised by the delivery by Bison-GE of a written notice (the “Put Option Exercise Notice”) to the Company and GFC stating that Bison-GE is exercising the Put Option and containing instructions for the payment of the Put Purchase Price (as defined below). The Put Purchase Price shall be paid in full in accordance with the provisions of this Section 7. The Put Option Exercise Notice shall be irrevocable.
7.2	Call Options.
(a)	First Call Option.
(i)	At any time prior to the third anniversary of the Second Completion Date and provided that Bison-GE shall not have previously exercised the Put Option, in accordance with the terms and conditions set forth in this Section 7, the Company and/or GFC shall have the right and option to elect (the “First Call Option”) to cause Bison-GE (and any of its permitted transferees) to sell and transfer to the Company or GFC (as the case may be) the Bison-GE Sale Shares.

(ii)	Manner of Exercise. Subject to the terms and conditions of this Section 7, the First Call Option may be exercised by the delivery by the Company or GFC of a written notice (the “First Call Option Exercise Notice”) to Bison-GE stating that the Company or GFC is exercising the First Call

Option. The First Call Option Purchase Price (as defined below) shall be paid in full in accordance with the provisions of this Section 7. The First Call Option Exercise Notice shall be irrevocable.
(b)	Second Call Option.
(iii)	At any time following the third anniversary of the Second Completion Date, in accordance with the terms and conditions set forth in this Section 7, the Company and/or GFC shall have the right and option to elect (the “Second Call Option”) to cause Bison-GE (and any of its permitted transferees) to sell and transfer to the Company or GFC (as the case may be) the Bison-GE Sale Shares.

(iv)	Manner of Exercise. Subject to the terms and conditions of this Section 7, the Second Call Option may be exercised by the delivery by the Company and/or GFC of a written notice (the “Second Call Option Exercise Notice”) to Bison-GE stating that the Company and/or GFC is exercising the Second Call Option. The Second Call Purchase Price (as defined below) shall be paid in full in accordance with the provisions of this Section 7. The Second Call Option Exercise Notice shall be irrevocable.
(c)	Exercise of Put Option after Call Option. If within 15 days after delivery of the First Call Option Exercise Notice or the Second Call Option Exercise Notice Bison-GE delivers a Put Option Exercise Notice, the Bison-GE Sale Shares shall be sold pursuant to the Put Option, and not the First or Second Call Option, provided that the Closing shall occur no later than 30 Business Days delivery of the First Call Option Exercise Notice or Second Call Option Exercise Notice, as the case may be.
7.3	Purchase Price.
(a)	Put Purchase Price. The purchase price (the “Put Purchase Price”) for the Bison-GE Sale Shares in connection with the exercise of the Put Option shall be the amount that is the greatest of the following:
(i)	the amount equal to the Bison-GE Percentage multiplied by the result of (x)(i) 8.25 multiplied by (ii) the sum of Company EBITDA for the Determination Period plus all administrative expense payments or reimbursements made by any member of the Company Group to GFC or any GFC Related Party in respect of such period, minus (y) the Net Debt of the Company Group;

(ii)	the amount equal to the Bison-GE Percentage multiplied by the result of (x)(i) the GFC Trading Multiple multiplied by (ii) the Company EBITDA for the Determination Period, minus (y) the Net Debt of the Company Group; or

(iii)	the Bison-GE Sale Shares Price.
(b)	First Call Option Purchase Price. The purchase price (the “First Call Option Purchase Price”) for the Bison-GE Sale Shares in connection with the exercise of the First Call Option shall be equal to the product of (x) 2.75 multiplied by (y) the Bison-GE Sale Shares Price

(c)	Second Call Option Purchase Price. The purchase price (the “Second Call Option Purchase Price”) for the Bison-GE Sale Shares in connection with the exercise of the Second Call Option shall be equal to the greater of the following:
(i)	the amount equal to the Bison-GE Percentage multiplied by the result of (x)(i) 8.75 multiplied by (ii) Company EBITDA for the Determination

Period plus all administrative expense payments or reimbursements made by any member of the Company Group to GFC or any GFC Related Party in respect of such period, minus (y) the Net Debt of the Company Group; or

(ii)	the amount equal to the Bison-GE Percentage multiplied by the result of (x)(i) the GFC Trading Multiple multiplied by (ii) the sum of Company EBITDA for the Determination Period, minus (y) the Net Debt of the Company Group.
(d)	Payment of Purchase Price. The Put Purchase Price, First Call Option Price and Second Call Option Price shall be paid in cash in immediately available US dollar denominated funds in the United States.

(e)	Date of Determination. The date of determination of the Put Purchase Price, First Call Option Price and Second Call Option Price shall be the date of delivery of the Put Option Exercise Notice, the First Call Option Exercise Notice or the Second Call Option Exercise Notice, as the case may be.
7.4	Closing

The Company and GFC shall have the right to determine which of them shall purchase the Bison-GE Sale Shares or in what amounts either shall purchase, and shall have the right to have such Shares purchased by any other nominee (the Company, GFC and/or such other nominee, the “Purchaser), provided that such nomination shall not relieve the Company and GFC of its obligation to pay the purchase price in full in cash for the Bison-GE Sale Shares. The consummation of the Put Option to the Purchaser or the First or Second Call Option by the Purchaser pursuant to this Section 7 (the “Closing”) shall take place at the offices of Sheppard, Mullin, Richter & Hampton, LLP at 333 South Hope Street, 48th Floor, Los Angeles, California, 90071 (or at such other place upon which Bison-GE and GFC shall agree), on the date (the “Closing Date”) that is no later than thirty (30) Business Days after the date the Put Option Exercise Notice is delivered to the Company and GFC or the First or Second Call Option Exercise Notice (as applicable) is delivered to Bison-GE, as applicable. At the Closing, the Purchaser must deliver to Bison-GE by wire transfer of immediately available funds the applicable Purchase Price.

7.5	Liquidity Default

If the Company and GFC fail to consummate a Closing in accordance with this Section 7 as a result of liquidity issues which, after commercially reasonable efforts, the Company and GFC are unable to resolve, then the Company and GFC shall use commercially reasonable efforts to consummate such Closing as soon as possible thereafter but no later than three (3) months after the failed Closing Date; provided, that the multiples set forth in Sections 7.3(a)(i)(x) and (c)(i)(x) shall be increased to 9.25 and 9.75, respectively, and the Put Purchase Price or the First Call Option Purchase Price, as applicable, shall be recalculated accordingly. The multiples shall continue to increase by 1.0 for each 12-month period in which the Company and GFC fail to consummate a Closing in accordance with this Section 7. If the new Purchase Price calculated in accordance with the foregoing sentences is higher than the Purchase Price with respect to the failed Closing, then the Closing shall be consummated at such higher price.

8	Transactions Requiring Approval of Bison-GE; Right of First Refusal

8.1	Transactions Requiring Prior Approval

Without the prior written consent of Bison-GE (which consent may be granted or declined in its absolute discretion), except as provided in Section 8.2, no member of the Company Group may:

(a)	(Assets) sell, transfer, assign or dispose of material assets (either tangible or intangible) except in the ordinary course of the Covered Business or any other business to which Bison-GE has consented in accordance with clause 8.3(g);

(b)	(Auditor) appoint or remove any auditor other than the auditors as of the Commencement Date or Grobstein Horwath & Company LLP or WHK Greenwoods;

(c)	(Related Party Transactions) enter into, modify or amend any transaction with GFC or any GFC Related Party other than: (i) Permitted Expenses; (ii) remuneration and expense reimbursement paid in the ordinary course of Covered Business in the Covered Territory; (iii) the purchase and sale of assets at market rates in the ordinary course of Covered Business in the Covered Territory; and (iv) the issuance of 8,620 Shares to GFC and other transactions contemplated by the Share Sale Deed, including the assumption of the Interim Note.

(d)	(Further Issues of Capital Stock) issue, sell, pledge or grant any right to have issued, sold, pledged or granted any capital stock or Securities of any member of the Company Group, or redeem, buy back any capital stock or Securities of any member of the Company Group, or, amend or modify the rights attaching to the capital stock or Securities of any member of the Company Group (other than the rights attaching to any such Securities held by a member of the Company Group that is wholly owned, directly or indirectly, by the Company), which such rights may be so amended or modified), except: (i) the pledge of such Securities to secure senior indebtedness obtained by one or more members of the Company Group or to secure a guaranty of senior indebtedness by one or more members of the Company Group; and (ii) issuances, sales, pledges, redemptions, or buy backs among members of the Company Group;

(e)	(Further Issues of Subordinated Debt) issue or sell any subordinated debt other than issuances and sales among members of the Company Group;

(f)	(Dividends) declare, set aside for payment or pay any dividend or distribution with respect to any of the capital of the Company (for avoidance of doubt, this covenant does not prohibit dividends or distributions with respect to the capital of any other member of the Company Group);

(g)	(Scope of Business) change the nature or scope of the business of the Company Group as a whole or commence any new business which is not ancillary or incidental to the Covered Business or any other business conducted by the Company Group with the written consent of Bison-GE except that in a connection with the acquisition of a business or company, if such business or company derived less than 20% of its total revenues from business other than Covered Business for the Relevant Period, the Company Group may conduct such business for up to 12 months following the closing of the acquisition. For this purpose, the “Relevant Period” shall mean the 12-month period ending on the last day of the calendar quarter immediately preceding the calendar quarter in which the member of the Company Group enters into an agreement for such acquisition;

(h)	(Merge) merge or consolidate with any person that results in a change of control of any member of the Company Group or otherwise effect a transaction that results in a change in control of the Company;

(i)	(Acquisition) acquire any company or business with an Enterprise Value in excess of $10 million if such acquisition requires the Company Group to obtain additional debt or equity financing from any Person (other than other members of the Company Group); for this purpose, the “Enterprise Value” of a business or company shall mean the purchase price paid by the Company Group for the stock or assets of such business or company plus all Indebtedness of such business or company assumed or paid by the Company Group.

(f)	(Agreements) enter into any agreement to do any of the foregoing.
8.2	Right of First Refusal
(a)	Notwithstanding the restrictions under Sections 8.1(c), (d) and/or (e), any member of the Company Group (an “Issuing Member”) may at any time and from time to time issue and sell capital stock or subordinated debt to GFC and/or any GFC Related Party for cash, provided that the Issuing Member complies with the requirements of this Section 8.2. If the Issuing Member desires to issue and sell Common Stock and/or subordinated debt (for the purposes of this Section 8.2(a), the “Offered Securities”) to GFC and/or any GFC Related Entity, it shall give written notice thereof to Bison-GE (for the purposes of this Section 8.2(a), the “Offer Notice”), which notice shall make reference to this Section 8.2 and shall identify the Offered Securities, the amount of Offered Securities, the purchase price therefor and the other material terms and conditions of the issuance and sale of such Offered Securities. Bison-GE shall have 15 Business Days from delivery of such notice to elect by written notice (for the purposes of this Section 8.2(a), the “Acceptance Notice”) to the Issuing Member to purchase up to its pro rata share of the Offered Securities for cash, which Acceptance Notice shall specify the amount of Offered Securities Bison-GE elects to purchase. Subject to the remaining provisions of this Section 8.2(a), the Acceptance Notice shall constitute a binding offer of Bison-GE to purchase the amount the Offered Securities Bison-GE elects to purchase for cash on the same terms and conditions as provided in the Offer Notice with respect to such Offered Securities. If Bison-GE does not deliver an Acceptance Notice within such 15-Business Day period, the Issuing Member may issue and sell the number of Offered Securities (or some portion thereof) to GFC and/or any GFC Related Party as provided in, and on the same terms and conditions as provided in, the Offer Notice at any time and from time to time during the 75-day period ending at the end of such 15-day period. If Bison-GE delivers an Acceptance Notice, the Issuing Member may only issue the Offered Securities identified in an Offer Notice to GFC and/or any GFC Related Party if it issues to Bison-GE such portion of the number of Offered Securities (up to Bison-GE’s pro rata share) provided in the Offer Notice as Bison-GE shall have elected to purchase in its Acceptance Notice. The Issuing Member shall give Bison-GE at least three Business Days notice of the proposed closing date (which shall be a Business Day) for the purchase and sale of Offered Securities as provided in the Offer Notice. Bison-GE shall only be obligated to purchase the number of Offered Securities it elects to acquire pursuant to an Acceptance Notice if (i) such Offered Securities are to be sold to Bison-GE on the same terms and conditions as the other Offered Securities identified in the applicable Offer Notice are to be sold to GFC and /or the applicable GFC Related Party, and (ii) such Offered Securities are to be sold to Bison-GE pursuant to a written agreement which contains customary and reasonable provisions, including but not limited to customary and reasonable representations and warranties. If Bison-GE breaches its obligation to purchase Offered Securities, or otherwise fails to purchase Offered Securities at the closing date, and such breach or failure continues for more than one Business Day following notice of the breach from the Issuing Member to Bison-GE, the Issuing Member shall have the right to sell such Offered Securities to GFC and/or any GFC Related Party.

(b)	Notwithstanding the requirements of Section 8.1(c), (d) and/or (e), any Subsidiary of any member of the Company Group (an “Issuing Subsidiary”) may at any time and from time to time issue and sell subordinated debt to any person provided that the Issuing Subsidiary complies with the requirements of this Section 8.2(b). If the Issuing Subsidiary desires to issue and sell subordinated debt (for the purposes of this Section 8.2(b), the “Offered Securities”) to any such person (other than GFC and/or any GFC Related Entity, which such issuances and sales are governed by Section 8.2(a)), it shall give written notice thereof to Bison-GE (for the purposes of this Section 8.2(b), the “Offer Notice”), which notice shall make reference to the Section 8.2 and shall identify the Offered Securities, the amount of Offered Securities, the purchase price therefor and the other material terms and conditions of the issuance and sale of such Offered Securities. Bison-GE shall have 15 Business Days from delivery of such notice to elect by written notice (for the purposes of this Section 8.2(b), “Acceptance Notice”) to the Issuing Subsidiary to purchase up to its pro rata share of the Offered Securities for cash, which Acceptance Notice shall specify the amount of Offered Securities Bison-GE elects to purchase. Subject to the remaining provisions of this Section 8.2(b), the Acceptance Notice shall constitute a binding offer of Bison-GE to purchase the amount of Offered Securities Bison-GE elects to purchase for cash on the same terms and conditions as provided in the Offer Notice with respect to such Offered Securities. If Bison-GE does not deliver an Acceptance Notice within such 15-Business Day period, the Issuing Subsidiary may issue and sell the number of Offered Securities (or some portion thereof) to GFC and/or any GFC Related Party as provided in, and on the same terms and conditions as provided in, the Offer Notice at any time and from time to time during the 75-day period ending at the end of such 15-Business Day period. If Bison-GE delivers an Acceptance Notice, the Issuing Subsidiary may only issue the Offered Securities identified in an Offer Notice to GFC and/or any GFC Related Party if it issues to Bison-GE such portion of the number of Offered Securities (up to Bison-GE’s pro rata share) provided in the Offer Notice as Bison-GE shall have elected to purchase in its Acceptance Notice. The Issuing Member shall give Bison-GE at least three Business Days notice of the proposed closing date (which shall be a Business Day) for the purchase and sale of Offered Securities as provided in the Offer Notice. Bison-GE shall only be obligated to purchase the number of Offered Securities it elects to acquire pursuant to an Acceptance Notice if (i) such Offered Securities are to be sold to Bison-GE on the same terms and conditions as the other Offered Securities identified in the applicable Offer Notice are to be sold to such other person or persons, and (ii) such Offered Securities are to be sold to Bison-GE pursuant to a written agreement which contains customary and reasonable provisions, including but not limited to customary and reasonable representations and warranties. If Bison-GE breaches its obligation to purchase Offered Securities, or otherwise fails to purchase Offered Securities, at the closing date, and such breach or failure continues for more than one Business Day following notice of the breach from the Issuing Subsidiary to Bison-GE, the Issuing Subsidiary shall have the right to sell such Offered Securities to any other Person.

(c)	For purposes of this Section 8.2, pro rata shall be based on the Bison-GE Percentage.

(d)	Without notice to GFC (such notice being expressly waived), Bison-GE may set off and apply to any obligations due to Bison-GE and/or its Affiliates under any other agreement to which GFC or its Affiliates (on the one hand) and Bison-GE or its Affiliates (on the other hand) are a party, any and all amounts due or payable from time to time by Bison-GE to GFC under this Agreement (which amounts may include, among other things, amounts payable by Bison-GE upon the exercise of any rights under Section 8.2 hereof).
9	Board Observation Rights

9.1	Observer Rights

Bison-GE will have the right to send one non-voting representative on its behalf (the “Observer”) to attend all meetings of the Board, including all committees thereof, solely in a non-voting observer capacity. The Company will give to the Observer the same notice of such meetings that it provides to the directors. The Company will furnish to the

Observer copies of all notices, minutes, consents, board package materials and other materials (including the reports delivered pursuant to Article 10) that it makes available to its Directors as and when such materials are provided to its Directors. The Observer may participate in discussions of matters under consideration by the Board and any matters brought before any committee thereof but will not be entitled to vote on any matter presented to the Board. Bison-GE will have the right to remove and replace its Observer in its sole discretion and to designate a substitute representative if such Observer is unable or unwilling to attend any of the Board’s meetings, including any committees thereof. Notwithstanding the foregoing, the Observer will not be entitled to be present at any discussions, or receive board package or other materials that involve matters between the Company and Bison-GE or to participate in discussions involving third party claims (or potential third party claims) against the Company at which Company legal counsel is present and the attendance by Observer would, in the opinion of legal counsel, cause the Company to lose attorney-client privilege with respect to such discussions.

9.2	Travel Expenses

The Company must bear and pay such reasonable travel (coach airfare), accommodation and other expenses as may be incurred by the Observer for the purpose of travelling to and attending Board meetings.

10	Reports to Shareholders

10.1	Reports

The Company shall provide to each Shareholder, as soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter of the Company, the following Company-prepared financial statements (which need not include footnotes): (i) a consolidated balance sheet as of the last day of such quarter; (ii) consolidated statements of income for such quarter and year-to date; and (iii) consolidated statements of cash flows for such quarter and year-to-date. The Company shall also provide such other information related to its interest as a shareholder that a Shareholder may from time to time reasonably request.

11	Management of the Company

11.1	The Board

The Board shall be responsible for the overall direction and control of the management of the Company and the formulation of the policies to be applied in the conduct of the business. Similarly, management of any other member of the Company Group is vested in the board of directors of that member.

12	Representations and Warranties

12.1	Representations and Warranties

Each party represents and warrants to the other parties as at the date of this Agreement that:
(a)	it is duly incorporated as a corporation or organized as a partnership and the execution, delivery and performance of this Agreement does not violate its certificate of incorporation or partnership agreement, as applicable;

(b)	it has the power and has taken all corporate or partnership, as applicable, and other action required, to enter into this Agreement and to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement;

(c)	this Agreement constitutes a valid and legally binding obligation of it in accordance with its terms; and

(d)	the execution, delivery and performance of this Agreement does not violate any existing law or any document or agreement to which it is a party or which is binding on it or any of its assets.
12.2	Application of Representations and Warranties

All representations and warranties in this Agreement:
(a)	survive the execution and delivery of this Agreement;

(b)	remain in full force and effect for the term of this Agreement; and

(c)	are given with the intent that liability under those representations and warranties is not to be confined to breaches discovered prior to the date of this Agreement.
13	Indemnification and Release by GFC

13.1	Indemnification.

GFC shall pay, indemnify, defend, and hold Bison-GE and each of its officers, directors, partners, trustees, members, advisors (including, without limitation, attorneys, accountants and financial advisors), employees, agents, attorneys-in-fact and controlling persons (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, losses, damages, including, but not limited to, punitive, exemplary, consequential or indirect damages and liabilities of any kind, and all reasonable attorneys’ fees and disbursements and other costs and expenses actually incurred in connection therewith, or for recovery under directors’ and officers’ liability insurance policies maintained by GFC (as and when they are incurred and irrespective of whether suit is brought), whether or not brought by a third party (collectively “Claims”), at any time asserted against, imposed upon, or incurred by any of them (i) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration of the Share Sale Deed or the transactions contemplated thereby, including, without limitation, any failure to obtain consent or approval to consummate the transactions contemplated by the Share Sale Deed or breach of any representation, warranty, covenant or agreement made by GFC or GFN Australasia Finance Pty Limited (but not any other party) in the Share Sale Deed, (ii) with respect to the acquisition of Sale Shares (as such term is defined in the Share Sale Deed), (iii) with respect to any investigation, litigation, or proceeding related to this Agreement or any act, omission, event, or circumstance in any manner related thereto including, but not limited to, in connection with the enforcement of the indemnification obligations set forth herein, and (iv) in connection with any failure to obtain any consent or approval to assign any rights under the Share Sale Deed (all the foregoing, collectively, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, GFC shall have no obligation to any Indemnified Person under this Section 13.1 with respect to any Indemnified Liability: (a) arising or resulting from Bison-GE’s breach of any its representations, warranties, covenants and agreements under the Share Sale Deed (but not with respect to any covenant or agreement of Bison-GE in the Share Sale Deed that is assumed by the Company as of the Second Closing and for which Bison-GE was not in default as of the date of the assumption and not with respect to any failure to obtain any consent or approval to assign any rights under the Share Sale Deed), this Agreement or any other agreement; or (b) that a court of appropriate jurisdiction in a final and non-appealable determination determines to have resulted from the willful misconduct or fraud of such Indemnified Person (other than with respect to any failure to obtain any consent or approval to assign any rights under the Share Sale Deed) (such determination being hereinafter referred to as a “Final Willful Misconduct Determination”). This Section 13.1 shall survive the termination of this Agreement.

13.2	Enforceability.

THE INDEMNIFICATION PROVISIONS IN THIS SECTION 13 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT OR FUTURE ACTS, CLAIMS OR LAWS (INCLUDING ANY PAST, PRESENT OR FUTURE BULK SALES LAW, ENVIRONMENTAL LAW, FRAUDULENT TRANSFER ACT, OCCUPATIONAL SAFETY AND HEALTH LAW OR PRODUCTS LIABILITY, SECURITIES OR OTHER LAW) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.

14	Termination

This Agreement terminates on the earlier to occur of:
(a)	there being only one Shareholder in the Company; or

(b)	each of the Shareholders agreeing in writing to terminate this Agreement.
15	General

15.1	Notices
(a)	Any notice or other communication including, but not limited to, any request, demand, consent or approval, to or by a party to this Agreement:
(i)	must be in legible writing and in English addressed as shown below:
(A)	if to the Company and/or GFC:

General Finance Corporation 260 South Los Robles, Suite 217 Pasadena, California 91101 Attention: Ronald F. Valenta and John O. Johnson Facsimile: (626) 795-8090;

(B)	if to Bison-GE: 10877 Wilshire Boulevard, Suite 1520 Los Angeles, CA 90024 Attention: Douglas B. Trussler Facsimile: (310) 260-6576; or as specified to the sender by any party by notice;
(ii)	where the sender is a company, must be signed by an officer;

(iii)	is regarded as being given by the sender and received by the addressee:
(A)	when actually received by the addressee; or

(B)	if by facsimile transmission, whether or not legibly received, when transmitted to the addressee,

but if the delivery or receipt is on a day which is not a Business Day or is after 4.00 pm (addressee’s time) it is regarded as received at 9.00 am on the following Business Day; and
(iv)	can be relied upon by the addressee and the addressee is not liable to any other person for any consequences of that reliance if the addressee believes it to be genuine, correct and authorised by the sender.
(b)	A facsimile transmission is regarded as legible unless the addressee telephones the sender within one Business Day after transmission is received or regarded as received under clause 15.1(a)(iii) and informs the sender that it is not legible.

(c)	In this clause 15.1, a reference to an addressee includes a reference to an addressee’s officers, agents or employees or any person reasonably believed by the sender to be an officer, agent or employee of the addressee.
15.2	Governing law and jurisdiction

This Agreement is governed by the laws of California.

15.3	Prohibition and enforceability
(a)	Any provision of, or the application of any provision of, this Agreement or any power that is prohibited in any jurisdiction is, in that jurisdiction, ineffective only to the extent of that prohibition.

(b)	Any provision of, or the application of any provision of, this Agreement which is void, illegal or unenforceable in any jurisdiction does not affect the validity, legality or enforceability of that provision in any other jurisdiction or of the remaining provisions in that or any other jurisdiction.
15.4	Waivers

Waiver of any power or right under this Agreement:
(a)	must be in writing signed by the party entitled to the benefit of that power or right; and

(b)	is effective only to the extent set out in that written waiver.
15.5	Variation

A variation of any term of this Agreement must be in writing and signed by the parties.

15.6	Amendment

This Agreement may only be amended by the written consent of each Shareholder who holds more than 5% of the Company’s outstanding shares of Common Stock and who is adversely affected by such amendment.

15.7	Cumulative rights

The powers are cumulative and do not exclude any other right, power, authority, discretion or remedy of the parties.

15.8	Assignment

Rights arising out of or under this Agreement are not assignable by a party, except in connection with permitted transfers of Shares under this Agreement, without the prior written consent of every other party, which consent must not be unreasonably withheld.

15.9	Further assurances

Each party must do all things and execute all further documents necessary to give full effect to this Agreement.

15.10	Entire agreement

This Agreement supersedes all previous agreements in respect of its subject matter and embodies the entire agreement between the parties.

15.11	Counterparts
(a)	This Agreement may be executed in any number of counterparts.

(b)	All counterparts, taken together, constitute one instrument.

(c)	A party may execute this Agreement by signing any counterpart.
15.12	Relationship of parties

Neither party is the partner, agent, employee or representative of any other party and neither party has the power to incur any obligations on behalf of, or pledge the credit of, any other party

15.13	Investments in Competitive Businesses
(a)	GFC agrees that without the prior written consent of Bison-GE, it will not, either directly or through one or more GFC Related Parties, purchase equity interests in, merge with, or purchase all or substantially all of the assets of (or otherwise acquire the business of), any entity that during the Relevant Period, derived more than 20% of its revenues from the Covered Business in the Covered Territory (a “Covered Acquisition”) or, if not engaging in the Covered Business in the Covered Territory during the Relevant Period, has developed any written or other formal plans, projects or proposals to engage in the Covered Business in the Covered Territory, and has presented such plans, projects or proposals to its board of directors (or similar governing body), which plans or proposals provide that such entity will likely generate more than 20% of its revenues from the Covered Business in the Covered Territory during the following 24 months. For this purpose, the “Relevant Period” shall mean the 12-month period ending on the last day of the calendar quarter immediately preceding the calendar quarter in which GFC and/or a GFC Related Party enter into an agreement for such purchase of equity interests or assets or merger.

(b)	Bison-GE acknowledges and agrees that: (i) GFC and GFC Related Parties may purchase equity interests in, merge with, or purchase all or substantially all of the assets of any entity that during the Relevant Period derived less than 20% of its revenues from the Covered Business in the Covered Territory; (ii) GFC and GFC Related Parties may engage in the Covered Business anywhere in the world, provided that if a GFC Related Party that engages in the Covered Business was acquired by GFC in a Covered Acquisition, such GFC Related Party must be a member of the Company Group from and after the date of the Covered Acquisition; (iii) any action or activity by GFC or GFC Related Parties under subparagraphs (i) or (ii) shall not be deemed a breach of this Agreement, or the breach or violation of any fiduciary or other obligation or duty by GFC or GFC Related Parties or any officers or directors thereof or of any member of the Company Group to Bison-GE or any of its permitted transferees; and (iv) subject to clause 8.3, neither GFC nor any GFC Related Party shall have any obligation or duty whatsoever to offer the opportunity to Bison-GE or any of Bison-GE’s Affiliates to invest in, purchase, finance or participate in any purchase of equity interests in, merger with, or purchase of all or substantially all of the assets of, any entity. Notwithstanding the foregoing, in no event shall the business, assets or properties of the Company Group be used to support, nor except as permitted by Section 8.1(c) shall any members of the Company Group enter into transactions with, those businesses, operations and GFC Related Parties that conduct the Covered Business but which are excluded from this Agreement as a result of this Section 15.13.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized representatives as of the date first written above.

GENERAL FINANCE CORPORATION

By	/s/ John O. Johnson
John O. Johnson, Chief Operating Officer

BISON CAPITAL AUSTRALIA, L.P. , a Delaware limited partnership By: BISON CAPITAL AUSTRALIA GP, LLC, its general partner

By	/s/ Douglas B. Trussler
Douglas B. Trussler, Managing Member

GFN U.S. AUSTRALASIA HOLDINGS, INC.

By	/s/ John O. Johnson
John O. Johnson, Chief Operating Officer

SCHEDULE 1 – CAPITAL STOCK

	Number of Shares of
Shareholder	Common Stock	% of Share Capital
Bison –GE	1,380	13.8%
GFC	8,620	86.2%
Shareholders Agreement — Signature Page